Exhibit 99.1

Contact:	John Holowko
dELiA*s, Inc.
212/807-9060

dELiA*s, Inc. Reports Fourth Quarter and Fiscal Year End Results

— Achieves Significant Increase in Profitability —

— Accelerates New Store Growth Plan for Fiscal 2006 —

New York, NY – April 12, 2006 – dELiA*s, Inc., (NASDAQ:DLIA) today announced its financial results for the fourth quarter and year ended January 28, 2006. For the fourth quarter, total sales rose 11% to $78.4 million, driven by increases in revenues from both the Company’s direct segment and its retail segment. Fourth quarter earnings per share rose by 23% to $0.16 versus $0.13 in the year-ago period. The company noted that excluding a $(0.01) loss in this year’s fourth quarter and a $0.03 gain in the year-ago quarter, both related to discontinued operations, that earnings per share would have increased by 70% to $0.17 versus $0.10 in the prior year.

Robert Bernard, Chief Executive Officer of dELiA*s, commented, “This year has represented a major step forward for our company and we are confident that we are on the right path for success. There is a significant growth opportunity for our dELiA*s retail concept which we are pursuing in a measured and thoughtful way. We benefit from a differentiated and compelling concept, a solid operating infrastructure, a team that knows retail and has a strong track record, and a healthy financial position. We are excited to leverage these strengths to bring significant value to both our consumers and, in the process, to our shareholders.”

Consolidated Results - Fiscal Fourth Quarter

Fourth quarter total net sales increased by 11.0% to $78.4 million compared to $70.6 million for the fiscal 2004 fourth quarter, a $7.8 million increase. Net sales for the Direct Segment increased 9.3 percent to $57.8 million compared with $52.9 million in the year-ago quarter, as compared with our 10.5 percent increase in catalogue circulation versus the prior year. Net sales from the Company’s Retail Segment increased 15.9 percent to $20.6 million compared with $17.7 million in the year-ago fourth quarter.

The Company noted that the increase in retail segment sales was primarily driven by new stores. The fourth quarter comparable store sales for premier, or non-outlet, stores decreased 1.8%, due primarily to a planned reduction in non-apparel merchandise. The Company noted that this strategy was responsible for a significant increase in gross profitability and that its comparable stores sales increase for apparel products was approximately 14.5 percent.

Gross profit for the fourth quarter increased to $32.2 million, or 41.0 percent of net sales, compared with $26.5 million, or 37.6 percent of net sales for the fiscal 2004 fourth quarter. Gross profit in the Company’s direct segment was 46.6 percent of net sales for the quarter, an increase of 210 basis points versus the year-ago quarter and reflects an improved merchandise margin. Gross profit in the Company’s retail store segment, which includes distribution, buying, occupancy and merchandising costs, was 25.4 percent of net sales for the quarter, an increase of 840 basis points versus the prior year’s quarter. This increase reflects an improved merchandise margin as the product mix offered by the Company continues to shift more to apparel and as inventory has become more seasonally current.

Income from continuing operations for the fourth quarter increased $2.2 million, to $4.9 million, or $0.17 per diluted share, compared with the fiscal 2004 fourth quarter of $2.7 million, or $0.10 per diluted share. The higher earnings in 2005 were primarily the result of increased sales in both segments and a higher gross profit percent of net sales, again in both segments. Income from operations (before interest expense) in the direct segment grew 22.0% to $6.8 million for the fourth quarter of 2005 versus $5.6 million in the year-ago period. The Company’s retail segment reported a loss from operations (before interest expense) of $1.5 million for the fourth quarter of 2005, an improvement of $1.2 million, as compared to an operating loss of $2.7 million for the fourth quarter of 2004.

Overall, net income increased to $4.7 million for the fiscal 2005 fourth quarter, or $0.16 per diluted share, compared with $3.5 million in the fiscal 2004 fourth quarter, or $0.13 per diluted share. The Company noted that excluding a $(0.01) loss in this year’s fourth quarter and a $0.03 gain in the year-ago quarter, both related to discontinued operations, that earnings per share would have increased by 70% to $0.17 versus $0.10 in the prior year.

Consolidated Results – Full Fiscal Year

Total net sales for fiscal 2005 increased 13.7%, to $226.7 million versus $199.4 million for the prior year. Full-year sales through the Company’s direct segment increased by 16.8% to $158.0 million, driven by a 5.2% circulation increase and an increase in demand per book. Full-year sales through the Company’s retail store segment increased by 7.2% to $68.7 million, driven by new stores and a full-year comparable store sales increase, for premier locations, of 4.6%. The Company noted that during the year it opened 11 new premier locations and closed 7 existing stores, including 4 outlet locations, to end the year with 57 premiere stores and 2 outlets.

Gross profit for the fiscal 2005 year increased to $88.1 million and was 38.9 percent of net sales, compared with $69.5 million, or 34.8 percent of net sales, for fiscal 2004.

Loss from continuing operations for the fiscal year ended January 28, 2006 decreased $10.2 million, to approximately $800 thousand, or $0.03 per diluted share, compared with the fiscal year ended January 31, 2005 of $11 million, or $0.52 per diluted share. The reduced loss in fiscal 2005 was primarily the result of increased sales and a higher gross profit percent of net sales in both segments.

The consolidated net loss reflects a loss from discontinued operations of $11.3 million, or $0.48 per diluted share, related to the sale of the Dan’s Competition business and a $1.7 million cumulative effect of change in accounting principle, or $0.07 per diluted share, related to the preferred treatment of accounting for certain product related overhead costs as part of inventory costs, as compared to a period expense. As a result of the above items, the net loss for the fiscal 2005 year was $10.3 million, or $0.44 per diluted share, as compared with a $9.4 million net loss, or $0.44 per diluted share, for the fiscal 2004 year.

The Company noted that its year-end inventory of $25.8 million increased $2.4 million versus the prior year period, including approximately $1.7 million due to a change in accounting principle as discussed earlier. The Company is comfortable with this level and noted that the core increase of only $700,000 is the result of more seasonally current inventory; more conservatively managed inventory levels, and improved inventory turnover.

Outlook for 2006

In February the Company completed its $20 million rights offering. In addition, in March approximately $8.2 million was received from Alloy, Inc. as part of the year end cash true up, discussed in previous filings. The Company believes these combined proceeds; cash flows from our operations; and availability under the existing Credit Facility, will be adequate to finance working capital needs, as well as the near term growth strategy.

The Company noted that its fiscal 2006 operating goals continue to be to drive a low to mid-single digit comparable store sales increase in the retail store segment, to grow direct revenues in the low to mid-single digit range, and to improve gross profit percent by 50-100 basis points.

With respect to growth in retail gross square footage, previously the Company had discussed a goal of growing by 15% to 20% by year end, net of closures. Because of the results from 11 new fiscal 2005 stores, along with opportunities in the existing real estate market, the Company has accelerated its store opening plans for the upcoming year and now anticipates that square footage will increase approximately 25% for fiscal 2006.

Conference Call Information

The Company’s management team will host a conference call at 8:30 a.m. Eastern time on April 12th to review fourth quarter financial results. The call will be webcast at www.deliasinc.com and will be archived online. A telephonic replay will also be available from noon Eastern Time April 12th through April 26th. To listen to the replay, dial 888-286-8010 and reference confirmation code #71955357.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements regarding our goals, planned retail expansion, sales and revenue growth and financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks. Actual results may differ materially. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, our inability to realize the full value of merchandise currently in inventory as a result of underperforming sales, ever-changing customer tastes and buying trends; unanticipated increases in mailing and printing costs; the cost of additional overhead that may be required to expand our brands; unexpected or increased costs or delays in the development and expansion of our retail chain and our potential inability to recover these costs due to underperforming sales; the inherent difficulty in forecasting consumer buying patterns and trends and the possibility that any recent improvements in our product margins, or in customer response to our merchandise, may not be sustained; our inability to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both; uncertainties related to our shift to a multi-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; and such other factors as are discussed in our Form 10-Q Quarterly Report and in our most recent Form S-1 filed with the U.S. Securities and Exchange Commission (“SEC”). You should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

About dELiA*s, Inc.

dELiA*s, Inc. is a direct marketing and retail company comprised of three lifestyle brands primarily targeting consumers between the ages of 12 and 19. Its brands — dELiA*s, Alloy and CCS — generate revenue by selling apparel, accessories, footwear, room furnishings and action sports equipment predominantly to teenage consumers through direct mail catalogs, websites and, for dELiA*s, mall-based specialty retail stores.

(Tables to follow)

dELiA*s, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	1/28/06	1/31/05
	Unaudited
ASSETS
Current Assets
Cash & Cash Equivalents	$2,523	$6,503
Inventories, net	25,832	23,388
Prepaid Catalog Costs	3,621	2,588
Due from Alloy, Inc.	8,155	—
Other Current Assets	2,943	1,825
Current Assets of Discontinued Operations	—	2,764

Total Current Assets	43,074	37,068
Property and Equipment, net	24,886	18,264
Goodwill, net	40,204	40,204
Other Intangibles, net	2,763	3,522
Other Assets	483	477
Noncurrent Assets of Discontinued Operations	—	21,947

Total Assets	$111,410	$121,482

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$13,422	$16,806
Current Portion Mortgage Note Payable	106	160
Accrued Expenses and Other Current Liabilities	23,998	17,192
Current Liabilities of Discontinued Operations	—	1,031

Total Current Liabilities	37,526	35,189
Deferred Credits and other long term Liabilities	3,781	3,038
Mortgage Payable	2,574	2,631
Total Liabilities	43,881	40,858

Total Stockholders’ Equity	67,529	80,624

Total Liabilities and Stockholders’ Equity	$111,410	$121,482

dELiA*s Inc.

Consolidated Statements of Operations

(In thousands)

	For the Quarter Ended				For the Fiscal Year Ended
	1/28/2006		1/31/2005		1/28/2006		1/31/2005
	Unaudited		Unaudited		Unaudited
Net Sales	$78,366	100.0%	$70,625	100.0%	$226,730	100.0%	$199,358	100.0%

Cost of goods sold	46,215	59.0%	44,088	62.4%	138,597	61.1%	129,900	65.2%

Gross profit	32,151	41.0%	26,537	37.6%	88,133	38.9%	69,458	34.8%

Operating Expenses:
Selling, general and administrative expenses	26,883	34.3%	23,490	33.3%	86,928	38.3%	79,623	39.9%
Impairment of indefinite-lived intangible assets	—	0.0%	181	0.3%	—		181	0.1%
Impairment of long-lived assets	—	0.0%	—	0.0%	889	0.4%	—	0.0%
Restructuring Charges	—	0.0%	—	0.0%	144	0.1%	—	0.0%

Total operating expenses	26,883	34.3%	23,671	33.5%	87,961	38.8%	79,804	40.0%

Income (loss) from continuing operations before interest income (expense) and income taxes	5,268	6.7%	2,866	4.1%	172	0.1%	(10,346)	-5.2%
Interest income (expense), net	(364)	-0.5%	(178)	-0.3%	(799)	-0.4%	(623)	-0.3%

Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	4,904	6.3%	2,688	3.8%	(627)	-0.3%	(10,969)	-5.5%
Provision for income taxes	46	0.1%	15	0.0%	119	0.1%	15	0.0%

Income (loss) from continuing operations	4,858	6.2%	2,673	3.8%	(746)	-0.3%	(10,984)	-5.5%
(Loss) Income from discontinued business, net of taxes	(207)	-0.3%	823	1.2%	(11,268)	-5.0%	1,612	0.8%

Income (loss) before cumulative effect of change in accounting principle	4,651	5.9%	3,496	5.0%	(12,014)	-5.3%	(9,372)	-4.7%
Cumulative effect of change in accounting principle		0.0%	—	0.0%	1,702	0.8%	—	0.0%

Net Income (loss)	$4,651	5.9%	$3,496	5.0%	$(10,312)	-4.5%	$(9,372)	-4.7%

Basic per common share amounts:
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.21		$0.12		$(0.03)		$(0.52)
(Loss) Income from discontinued operations, net of taxes	(0.01)		0.04		(0.48)		0.08
Cumulative effect of change in accounting principle	—		—		0.07		—

Net earnings (loss) per basic common share	$0.20		$0.16		$(0.44)		$(0.44)

Dilutive per common share amounts:
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$0.17		$0.10		$(0.03)		$(0.52)
(Loss) Income from discontinued operations, net of taxes	(0.01)		0.03		(0.48)		0.08
Cumulative effect of change in accounting principle	—		—		0.07		—

Net earnings (loss) per diluted common share	$0.16		$0.13		$(0.44)		$(0.44)

Weighted Average Shares Outstanding	23,449,415		21,378,705		23,379,602		21,303,453

Weighted Average Shares Outstanding- Diluted	28,168,604		25,893,784		23,379,602		21,303,453

dELiA*s, Inc.

Selected Operating Data

	Three Months Ended		Fiscal Year Ended
	1/28/06	1/31/05	1/28/06	1/31/05
Channel Net Sales:

Retail	$20,570	$17,749	$68,700	$64,061
Direct:
Catalog	18,681	20,613	52,523	59,307
Internet	39,115	32,263	105,507	75,990

	57,796	52,876	158,030	135,297

	$78,366	$70,625	$226,730	$199,358

Catalogs circulated	13,889	12,567	67,198	63,871

Number of Stores:
Beginning of period	62	55	55	62
Premiere Stores Opened	1	0	11	0
Premiere Stores Closed	2	0	3	7
Outlets Closed	2	0	4	0

End of Period	59	55	59	55

Total Gross Sq. Ft @ end of period	218.3	200.5	218.3	200.5

Total Gross Sq. Ft @ end of period- Premiere	210.5	180.1	210.5	180.1